Exhibit 99.2

Q4 FY16 Question & Answer

June 30, 2016

1.	What were some examples of brands in the Consumer Foods segment posting sales growth, on a comparable 13-week basis, for the quarter?

- Andy Capp’s	- Peter Pan
- Blue Bonnet	- Reddi-wip
- Egg Beater’s	- Rosarita
- Hebrew National	- Slim Jim
- La Choy

2.	What were some examples of brands in the Consumer Foods segment posting sales declines, on a comparable 13-week basis, for the quarter?

- ACT II	- Healthy Choice	- Odom’s Tennessee Pride	- Snack Pack
- Banquet	- Hunt’s	- Orville Redenbacher’s	- Swiss Miss
- Bertolli	- Kid Cuisine	- PAM	- Van Camp’s
- Chef Boyardee	- Libby’s	- PF Chang’s	- Wesson
- Crunch ’n Munch	- Manwich	- Parkay	- Wolf
- DAVID	- Marie Callender’s	- Ro*Tel

3.	How much were capital expenditures from continuing operations for the quarter?

Approximately $150 million in Q4 FY16 (versus approximately $103 million in Q4 FY15).

4.	How much were capital expenditures from continuing operations for the full fiscal 2016 year?

Approximately $427 million in FY16 (versus approximately $344 million in FY15).

5.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $92 million in Q4 FY16 (versus approximately $97 million in Q4 FY15).

6.	How much was total depreciation and amortization from continuing operations for the full fiscal 2016 year?

Approximately $374 million in FY16 (versus approximately $380 million in FY15).

7.	What was the net interest expense for the quarter?

Approximately $61 million in Q4 FY16 (versus approximately $88 million in Q4 FY15).

8.	What was the net interest expense for the full fiscal 2016 year?

Approximately $298 million in FY16 (versus approximately $330 million in FY15).

9.	What was Corporate expense for the quarter?

Unallocated Corporate amounts were $414 million of expense in the current quarter and $56 million of expense in the year-ago period. Current-quarter amounts include $19 million of hedge-related benefit, as well as $371 million of expense related to other items impacting comparability, the largest of which was a $349 million charge for the year-end re-measurement of pension amounts. Year-ago period amounts include $18 million of hedge-related benefit, and $12 million of other expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $62 million for the current quarter and $62 million in the year-ago period.

10.	How much did the company pay in dividends during the quarter?

Approximately $109 million in Q4 FY16 (versus approximately $107 million in Q4 FY15).

11.	How much did the company pay in dividends during the full fiscal 2016 year?

Approximately $433 million in FY16 (versus approximately $425 million in FY15).

12.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 438 million shares for the quarter.

13.	Did the company repurchase any shares during the quarter?

The company did not repurchase any shares of CAG common stock during the quarter.

14.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q4 FY16
Total debt*	$5,528
Less: Cash on hand	$835

Net debt	$4,693

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

15.	What is the net-debt-to-total-capital ratio at quarter end?

The net-debt-to-total-capital ratio for the quarter was 55%.

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. 14 for the components of net debt.

Note on Forward-looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to successfully complete the spinoff of its Lamb Weston business on a tax-free basis, within the expected time frame or at all; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve its targeted operating efficiencies, cost-saving initiatives, and trade optimization programs; ConAgra Foods’ ability to successfully execute its long-term value creation strategy; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing efforts, whether through pricing actions or changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters and the accident at its former Garner plant; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; the success of ConAgra Foods’ innovation and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this document to reflect future events or circumstances or otherwise.